Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact:	Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Annual Profits Surge 25 Percent

Company Earns Record Quarterly and Yearly Profit

January 31, 2006, Bellevue, Washington – “PACCAR Inc reported record revenues and net income for 2005 as well as earning its highest quarterly profit in its 100-year history,” said Mark C. Pigott, chairman and chief executive officer.  “These outstanding results are especially noteworthy as the company celebrated its Centennial anniversary in 2005.  PACCAR has achieved 67 consecutive years of net profitability and has enhanced its distinguished reputation as one of the leading global technology companies.  The strength of the company is a direct reflection of the unparalleled innovation and dedication of our 21,900 employees worldwide.”

PACCAR earned a record $312.9 million ($1.83 per diluted share) for the fourth quarter 2005, which was an increase of 30 percent compared to the $241.4 million ($1.38 per diluted share) earned in the fourth quarter of 2004.  Fourth quarter net sales and financial service revenues were a quarterly record of $3.64 billion, 14 percent higher than the $3.19 billion reported for the comparable period in 2004.  The company’s 2005 fourth quarter after-tax return on revenue (ROR) was 8.6 percent – equaling the record established in the third quarter of 2005.

Consolidated net sales and financial service revenues for full-year 2005 were a record $14.06 billion, an increase of 23 percent from $11.40 billion in 2004. Yearly net income in 2005 of $1.13 billion ($6.56 per diluted share) increased 25 percent over 2004 earnings of $906.8 million ($5.16 per diluted share).  Included in PACCAR’s 2005 net income is a one-time charge of $64 million ($.37 per diluted share) for income taxes associated with the repatriation of $1.5 billion from its subsidiaries outside the United States.  Dividends of $2.87 per share were declared during 2005, including a special dividend of $2.00.  PACCAR’s dividend yield of 3.9 percent places it in the top 50 companies in the S&P 500.

“PACCAR’s balanced global diversification, world-class information technology, growing financial service companies and superior quality products have generated excellent financial returns,” noted Pigott.  “PACCAR continues to benchmark and enhance its core competencies based on the strong results generated by excellent companies such as Microsoft, Dell, Toyota, Illinois Tool Works and Wells Fargo.  PACCAR’s profitability has enabled it to systematically increase its technology investment in all facets of the business, including product design and development, customer sales, supply chain management, manufacturing and assembly, finance, leasing and aftermarket support programs.  These investments have kept PACCAR well ahead of the competition and have highlighted PACCAR as a strong growth company in several industry segments:  capital goods, financial services and logistics.  The company’s 10-year compound annual growth rate (CAGR) in revenues is 11 percent and profit is 16 percent, significantly higher than the company’s peer group and the S&P 500.”

PACCAR’s return on beginning shareholder equity (ROE) was 30.1 percent in 2005 compared with 27.9 percent in 2004.  Total shareholder return has exceeded the Standard & Poor’s 500 Index for the previous three-, five- and ten-year time periods, averaging 27.1 percent per year for the last 10 years. PACCAR has paid a dividend every year since 1941 and dividends per share have increased 345 percent over the last four years.  PACCAR’s excellent credit rating of AA- from Standard & Poor’s gives PACCAR Financial a competitive advantage by lowering borrowing costs in the capital markets.

Information Technology Productivity Initiatives

PACCAR has steadily increased its investment in its Information Technology Division (ITD) to further enhance the electronic synergies between the company’s financial services, aftermarket customer support, engineering and manufacturing operations.  Kenworth, Peterbilt and DAF vehicles introduced new advanced vehicle electronics and networked dashboard instrumentation.  “The vehicle multiplex electrical architecture creates a flexible, integrated platform to develop an extensive range of exciting technology solutions for PACCAR customers,” noted Janice Skredsvig, chief information officer.  Specific information technology initiatives include telematic solutions utilizing global positioning, Bluetooth and Wi-Fi connections to interface with mobile computing platforms such as tablet PCs.

PACCAR ITD contributed to the launch of the company’s synchronized lean manufacturing platform, which delivers real-time feedback, worldwide, to its manufacturing and distribution facilities.  Skredsvig added, “In 2005 ITD provided breakthrough advancements in paint robotics software and Radio Frequency Identification (RFID), updated the Electronic Dealership and installed over 3,600 new personal computers.”  In addition, PACCAR’s Information Technology Division developed software programs to assist customers and dealers in the management of their aftermarket parts replenishment and material logistics solutions.

2005 Operating Highlights

•                                PACCAR and its employees contributed more than $2 million to the American Red Cross for the Asian tsunami and Hurricane Katrina relief efforts.

•                                PACCAR delivered a record 148,500 commercial vehicles worldwide.

•                                The U.S. Department of Commerce awarded PACCAR the prestigious National Medal of Technology for industry leadership in its pioneering research and development of aerodynamic, fuel-efficient commercial vehicles during the previous four decades.

•                                Kenworth ranked highest in customer satisfaction among Class 8 truck owners in three categories:  Over the Road, Pickup and Delivery, and Dealer Service, in the 2005 J.D. Power Customer Satisfaction Studysm*.

•                                InformationWeek named PACCAR’s Information Technology Division (ITD) as the #1 technology integrator in the automotive industry.

•                                The Wall Street Journal named PACCAR to its Honor Roll – recognizing PACCAR’s excellent five-year average annual total returns to shareholders.

•                                DAF introduced the new XF105 model powered by the new PACCAR MX 12.9-litre engine.

•                                BusinessWeek ranked PACCAR #1 in capital goods in its list of the 50 best performing companies in the S&P 500.

•                                Kenworth ranked highest in customer satisfaction in the Medium Duty Conventional Truck Segment and Medium Duty Dealer Service Segment, according to the J.D. Power and Associates 2005 Medium Duty Truck Customer Satisfaction Studysm*.

•                                Assembly magazine named PACCAR as one of the Top 50 global manufacturers.

•                                PACCAR Leasing achieved its 12th consecutive year of record operating profits.

•                                PACCAR dealers added 130 new locations to the global network of approximately 1,800 dealers worldwide and PACCAR Leasing added 37 new franchises in North America.

•                                PACCAR has implemented 5,200 Six Sigma projects since 1997.

Financial Highlights – Fourth Quarter

•                                Record consolidated sales and revenues of $3.64 billion.

•                                Record after-tax profit of $312.9 million.

•                                Outstanding after-tax return on revenues of 8.6 percent.

•                                Record Financial Services asset levels, revenues and pretax profits.

Financial Highlights – 2005

For the full-year 2005, financial highlights include:

•                                Record consolidated sales and revenues of $14.06 billion.

•                                Record after-tax profit of $1.13 billion.

•                                An industry-leading after-tax return on shareholder’s equity of 30.1 percent.

•                                Excellent gross margins at 14.7 percent of sales.

•                                SG&A expense ratio at a record low level of 3.2 percent of sales.

•                                Record capital expenditures of $300 million.

•                                Investment of $378.5 million for the repurchase of 5.5 million common shares.

•                                Dividends declared of $488.6 million.

PACCAR sells products into over 100 countries.  During 2005, 49 percent of revenues and over 46 percent of pretax profits were generated from non-U.S. operations.  PACCAR Parts had an excellent year in 2005 with sales of $1.69 billion and earned its 13th consecutive year of record profits.  PACCAR Winch, one of the largest winch manufacturers in the world, had record full-year sales and profits for 2005.

Manufacturing Efficiency and Capital Investment Sets New Benchmark

PACCAR’s steady capital investment in its global manufacturing facilities has delivered annual productivity improvements of 5-7 percent and industry-leading product quality.  Jim Cardillo, senior vice president, commented, “PACCAR is increasing its capital expenditures in 2006 and will concentrate investment in three primary business segments:  powertrain development, new product introductions and customer service.  Delivering the highest-quality products in the marketplace and also enhancing PACCAR’s leadership as the low-cost manufacturer is a real benefit to our customers.”  PACCAR recently installed a sophisticated robotic chassis paint system at Leyland (U.K.) which operates on a moving assembly line – a first for the automotive industry.  All PACCAR facilities extensively use Six Sigma tools, automated manufacturing and electronic diagnostic platforms to enhance real-time feedback worldwide. PACCAR invested over $100 million in a new DAF engine factory and is completing a $70 million investment to build an expanded Kenworth truck factory in Mexico.

Helene Mawyer, vice president, added, “PACCAR has established a goal of 50 ppm for supplier parts quality – the most demanding in the industry.  In order to assist suppliers in delivering world-class quality, PACCAR has increased its investment in suppliers’ production capability, which enables them to improve their product quality and cost structure.”  PACCAR has 850 supplier partners worldwide.

Global Market Update

During 2005, industry truck sales in Western Europe above 15 tonnes were a record 259,000 units, a 9 percent increase from 2004 results.  Industry truck sales in Western Europe above 15 tonnes in 2006 are expected to remain strong at 245,000-265,000.  “DAF has increased profit and market share for six straight years due to its high-quality vehicles, comprehensive aftermarket programs, customized financing solutions from PACCAR Financial Europe and an expanding independent dealer network,” said Aad Goudriaan, DAF Trucks president.  “DAF’s heavy-duty market share in 2005 was 13.7 percent versus its previous record of 12.8 percent in 2004.  DAF’s long-term goal is to achieve over 20 percent market share, which is comparable to PACCAR’s Class 8 results in North America.”

“Truck market expansion in North America has been driven by a strong general economy, increased freight volume and continued fleet growth.  Many trucking companies had record profitability in 2005 as ton-miles increased due to the strong economy,” noted Tom Plimpton, president.  “In the U.S. and Canada, Kenworth and Peterbilt achieved a healthy 23.1 percent Class 8 retail market share in 2005.  U.S. and Canadian Class 8 industry truck retail sales could be 290,000-310,000 units in 2006, compared to sales of 287,500 during 2005, as customers continue to update and expand their fleets to satisfy the demands of a growing economy.”

Financial Services Achieves Record Earnings of $199.9 million

PACCAR Financial Services has a portfolio of 144,400 trucks and trailers, with total assets of more than $8.35 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of 23,500 vehicles.

Fourth quarter pretax income of $55.5 million was a record and increased 22 percent from $45.5 million in the fourth quarter of 2004.  Fourth quarter revenues rose to a record $209.5 million compared to $159.1 million in the same quarter of 2004.  Full-year revenues in 2005 increased to a record $759.0 million from $562.6 million last year.  Yearly pretax income jumped 19 percent to a record $199.9 million compared to $168.4 million in 2004.

“PACCAR Financial Services (PFS) profitably supports the sale of PACCAR vehicles in 15 countries with an extensive array of finance, lease and insurance products,” said Ken Gangl, senior vice president.  “A growing asset base, strong finance margins and low credit losses have contributed to outstanding profitability.”

“PACCAR Financial Europe (PFE) assets grew to $1.85 billion in 2005 up 14 percent from 1.62 billion in 2004 as DAF dealers and their customers have established PFE as the leading European commercial vehicle finance company focusing on DAF’s premium equipment,” added Gangl.  “The PacLease network continued to expand into key locations in 2005 in order to capitalize on market opportunities.  PacLease achieved its 12th consecutive year of record profits and delivered over 5,700 Kenworth and Peterbilt trucks during the year, as customers realize the benefits of high-quality PACCAR vehicles and PacLease’s operating benefits.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter and full-year 2005 earnings on January 31, 2006, at 9:00 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through February 7, 2006.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*            J.D. Power and Associates 2005 Heavy Duty Truck Studysm.  J.D. Power and Associates 2005 Medium Duty Truck Customer Satisfaction Studysm Medium Duty Truck defined as Gross Vehicle Weight Class 5, 6 or 7 truck.

PACCAR (U.K.) engineered an innovative and efficient robotic chassis paint system on a moving assembly line at its Leyland facility – the first such installation in the world.

PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
Truck and Other:
Net sales and revenues	$3,425.5	$3,031.3	$13,298.4	$10,833.7
Cost of sales and revenues	2,931.9	2,591.0	11,340.5	9,268.6
Selling, general and administrative	114.1	105.0	429.9	390.4
Interest and other, net (a)	2.2	27.6	11.2	34.8
Truck and Other Income Before Income Taxes	377.3	307.7	1,516.8	1,139.9

Financial Services:
Revenues	209.5	159.1	759.0	562.6
Interest and other	122.6	85.6	433.8	296.1
Selling, general and administrative	21.9	20.9	84.9	80.0
Provision for losses on receivables	9.5	7.1	40.4	18.1
Financial Services Income Before Income Taxes	55.5	45.5	199.9	168.4
Investment income	17.0	13.4	56.9	59.9
Total Income Before Income Taxes	449.8	366.6	1,773.6	1,368.2
Income taxes (b)	136.9	125.2	640.4	461.4
Net Income	$312.9	$241.4	$1,133.2	$906.8

Net Income Per Share:
Basic	$1.85	$1.39	$6.60	$5.19
Diluted	$1.83	$1.38	$6.56	$5.16
Weighted Average Shares Outstanding:
Basic	169.5	174.0	171.7	174.6
Diluted	170.6	175.3	172.8	175.7
Dividends declared per share	$2.25	$2.20	$2.87	$2.75

(a)         Interest and other, net for the fourth quarter and year ended December 31, 2004 includes $33.3 ($23.3 after-tax) for costs associated with the termination of an agreement regarding distribution of Leyland parts in the U.K. and $8.6 ($5.4 after tax) for a gain on the sale of real estate.

(b)         Income taxes for the year ended December 31, 2005 includes a $64.0 provision for repatriation of foreign earnings.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	December 31
	2005	2004
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,215.8	$2,184.1
Trade and other receivables, net	582.2	538.7
Inventories	495.5	495.6
Property, plant and equipment, net	1,143.0	1,037.8
Equipment on operating leases, taxes and other	923.0	991.7
Financial Services Assets	8,355.9	6,980.1
	$13,715.4	$12,228.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,589.3	$2,693.5
Dividend payable	338.7	347.8
Term debt	28.8	36.2
Financial Services Liabilities	6,857.5	5,388.1
STOCKHOLDERS’ EQUITY	3,901.1	3,762.4
	$13,715.4	$12,228.0

Common Shares Outstanding	168.9	173.9

GEOGRAPHIC REVENUE DATA

	Three Months Ended		Year Ended
	December 31		December 31
	2005	2004	2005	2004
United States	$1,833.9	$1,434.7	$7,161.8	$5,414.2
Europe	1,080.0	1,071.5	4,096.2	3,700.4
Other	721.1	684.2	2,799.4	2,281.7
	$3,635.0	$3,190.4	$14,057.4	$11,396.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions of dollars)

Year Ended December 31	2005	2004
OPERATING ACTIVITIES:
Net income	$1,133.2	$906.8
Depreciation and amortization:
Property, plant and equipment	133.3	122.0
Equipment on operating leases and other	236.8	193.0
Net change in wholesale receivables on new trucks	(398.9)	(298.4)
Net change in sales-type finance leases and dealer direct loans on new trucks	(194.3)	(164.0)
All other operating activities	76.7	131.6
Net Cash Provided by Operating Activities	986.8	891.0

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(300.4)	(231.9)
Acquisition of equipment for operating leases	(548.0)	(401.6)
Net change in financial services receivables	(759.5)	(510.0)
Net change in marketable securities	(37.3)	(165.8)
All other investing activities	142.6	103.2
Net Cash Used in Investing Activities	(1,502.6)	(1,206.1)

FINANCING ACTIVITIES:
Cash dividends paid	(496.9)	(270.9)
Purchase of treasury stock	(367.2)	(107.7)
Stock option transactions	11.9	15.7
Net change in financial services debt	1,573.2	879.2
Net Cash Provided by Financing Activities	721.0	516.3
Effect of exchange rate changes on cash	(121.0)	66.5
Net Increase in Cash and Cash Equivalents	84.2	267.7
Cash and cash equivalents at beginning of period	1,614.7	1,347.0
Cash and cash equivalents at end of period	$1,698.9	$1,614.7

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